Exhibit (c) 1

GPU News Release
April 27, 2000

                     GPU Completes Acquisition of MYR Group

MORRISTOWN, N.J. - April 27, 2000 - GPU, Inc. (NYSE: GPU) today announced that it has completed its acquisition of MYR Group, Inc. (NYSE: MYR), an infrastructure construction company based in Rolling Meadows, IL, for $215 million in cash.

GPU on April 14 announced the successful completion of its tender offer for all of the outstanding shares of Common Stock of MYR made through GPX Acquisition Corp., its direct wholly owned subsidiary. The tender offer was completed following authorization for the acquisition from the Securities and Exchange Commission under the Public Utility Holding Company Act.

Approximately 6,241,416 shares of Common Stock of MYR Group were tendered in response to the GPU offer, or 93 percent of the outstanding shares of Common Stock of MYR Group. GPU and MYR had executed a merger agreement on December 22, 1999 in which MYR agreed to be acquired by GPU.

"Now that we've come to know MYR better since our agreement to join forces last December, we are more enthusiastic than ever about this merger," said Fred D. Hafer, chairman and president of GPU. "MYR is a well-managed company with an impressive record and is positioned in a fast-growing field which primarily serves the growing needs of utilities, commercial and industrial customers and telecommunications companies.

"We see opportunities for many synergies with MYR, including meeting the outsourcing construction needs of GPU's utility operations and those of our growing telecommunications business," Hafer said.

William S. Skibitsky, president and chief executive officer of MYR, said: "We are excited about providing a platform for growth into the contracting and construction services business at GPU. We see many new opportunities for MYR - both in terms of being an outsourcing partner for GPU's regulated and unregulated businesses, and being able to utilize GPU's mergers and acquisitions expertise and access to capital."

GPU, Inc., headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, Midlands Electricity plc in the UK, and Emdersa in Argentina. It serves another 1.4 million customers indirectly through its electric and gas transmission subsidiaries PowerNet and GasNet in Australia. The company's independent power project business units own interests in and operate 22 projects in 7 countries and the US. GPU's 1999 revenues were $4.8 billion and its total assets were $21.7 billion. GPU's other subsidiaries include GPU Advanced Resources, Inc., GPU International, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc. (http://www.gpu.com).


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MYR Group is a holding company of specialty electrical,  telecommunications  and mechanical construction and maintenance service providers. The company conducts its business through six regional operating subsidiaries and a network of offices located throughout the continental United States. MYR Group offers complete outsourcing in infrastructure installation and maintenance for electric
and  gas   utilities,   industrial   and   commercial   facilities,   government
installations,  telecommunication  facilities,  and transportation agencies. MYR
Group   is  one  of  the   largest   specialty   contractors   in  the   nation.
(http://www.myrgroup.com).

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Contact:

GPU, Inc.
Ned Raynolds, 973/401-8294


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